Exhibit 10.1

THIRD AMENDMENT TO ASSISTANCE AGREEMENT BY AND BETWEEN
THE STATE OF CONNECTICUT

ACTING BY THE DEPARTMENT OF ECONOMIC AND COMMUNITY DEVELOPMENT

(An Equal Opportunity Employer)

And

FUELCELL ENERGY, INC.

This THIRD AMENDMENT TO ASSISTANCE AGREEMENT (the “Amendment”) is made and entered into by and among the STATE OF CONNECTICUT, (hereinafter the “State”), acting herein by Alexandra Daum, its Commissioner of Economic and Community Development, (hereinafter the “Commissioner”), pursuant to Section 32-9t of the Connecticut General Statutes and Chapter 5881 of the Connecticut General Statutes and FUELCELL ENERGY, INC. a Delaware corporation authorized and transacting business in the State of Connecticut, acting herein by Michael Bishop, its Executive Vice President and Chief Financial Officer ( the “Applicant or “Contractor”)”).

All capitalized terms not otherwise defined herein have the meanings ascribed to them in the Assistance Agreement.

WITNESSETH:

WHEREAS, State has agreed to make loans and advances and otherwise extend credit to Applicant pursuant to that certain Assistance Agreement effective as of October 19, 2015 (the “Original Agreement”); and

WHEREAS,  Pursuant to the  Original Agreement, the State (i)made two (2) loans, one in the amount of TEN MILLION AND  00/100 DOLLARS ($10,000,000.00) (the “Phase 1 Loan”) and another loan in the amount of TEN MILLION AND 00/100 DOLLARS ($10,000,000.00) (the “Phase 2 Loan”),(collectively the “Loan”) which Loan was evidenced by those 2  certain Promissory Notes made by the Applicant, (the “Phase 1 Promissory Note” and the “Phase  2 Promissory Note” and collectively the “Promissory Notes”) and (ii) provided Tax Credits in the mount of Ten Million and no/100 dollars ($10,000,000.00) ; and

         WHEREAS, the State and the Applicant modified that Original Agreement  by a First Amendment to Assistance Agreement dated April 3, 2017, whereby the Phase 1 Target Date was changed to October 28, 2019; and

           WHEREAS, the State and the Applicant further modified the Original Agreement by a Second Amendment to Assistance Agreement with an Effective Date of January 28, 2019 whereby

(i)the Phase 2 Promissory Note was eliminated and Loan was reduced to $10,000,000.00, (ii) the Phase 1 Target Date was changed  to October 31, 2022, (iii) the Phase 2 Promissory Note and  Phase2 Employment Obligation deleted in their its entirety, and(iv)  the Applicant’s Forgiveness  Credit reduced to Two Million Dollars ($2,000,000.00) if it creates an additional 91 full time employees at an average W-2 compensation of not less than $61,750.00;

           WHEREAS,  the Applicants has requested  that , inter alia, the Target Date  be extended to October 31, 2024; and

WHEREAS, Section 5.8 of the Agreement provides that no modification or amendment of the Agreement shall be effective unless the same shall be in writing and signed by the parties thereto; and

WHEREAS, State and Applicant desire to amend the Agreement, as modified by the First and Second Amendment to the Assistance Agreement,  as set forth herein.

NOW THEREFORE, in consideration of one dollar ($1.00) and other goods and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, State and Applicant agree as follows:

1.Amendment of Agreement. Sections 2.17 of the Agreement is hereby deleted in their entirety and the following is inserted in lieu thereof:

2.17 Job Creation and Retention; Job Audit; Penalty; Forgiveness Credit.

(A) the Applicant shall retain 538 full-time employment positions in Connecticut on or before October 31, 2024 (the Target Date”), and shall maintain such 538 full-time positions with average annual W-2 compensation of at least $65,000.00 for twenty-four (24) consecutive months (the “Employment Obligation”).  A full-time employment position is defined as a position that is paid for a minimum of forty (40) hours per week.  The twenty-four (24) consecutive month period ending on or before the Phase I Target Date that yields the highest annual average positions will be used to determine compliance with the Employment Obligation, provided that no portion of said twenty-four (24) consecutive months may begin before the Agreement Date .
(B)No later than ninety (90) days following the twenty-four-month period referenced in subsection (A)  above, the Applicant shall furnish to the Commissioner a job audit, performed by a certified public accountant (“CPA”) in accordance with the DECD Audit Guide located at http://www.ct.gov/ecd/cwp/view.asp?a=3677&q=249676 (the “Job Audit”).  If the Applicant has met its Employment Obligation earlier than required, it may make a written request for the Commissioner’s consent to have its Job Audit performed as of such earlier date, which consent shall not be unreasonably withheld.  In such event, the Commissioner shall determine the due date of the Job Audit referred to herein. Once the job audit has been completed, reviewed, and approved by the State, a letter will be sent by State to the Applicant outlining the results of the audit and any applicable changes to the billing associated with their financial assistance, including any applicable benefits or penalties as outlined herein.
(C) If, as a result of the Job Audit, the Commissioner determines that the Applicant has failed to meet its Employment Obligation, the Applicant shall immediately repay a penalty of $14,225.00 per each full-time employment position below the Employment Obligation. The amount repaid will be applied first to any outstanding fees, penalties or interest due, and then against the outstanding balance of the Funding. The Commissioner’s determination that a job penalty shall be imposed and the amount of the penalty shall be final, absent mistake or miscalculation.

(D)The Applicant may be eligible for a credit to be applied against the outstanding principal balance of the Loan in accordance with the following:

If as a result of the Job Audit, the Commissioner determines that the Applicant has met its Employment Obligation and has created an additional ninety-one (91) full-time employment positions, for a total of 629 full-time employees, at an average annual W-2 compensation of not less than $61,750.00 (the “ Threshold Salary”) (i.e. 95% or more of the “Baseline Salary” of Sixty Five Thousand and No/100 Dollars $65,000.00), the Applicant may receive a credit in the amount of Two Million and 00/100 Dollars ($2,000,000.00) (the “Forgiveness Credit”) which will be applied against the then outstanding principal balance of the  Loan.  Upon application of the Forgiveness Credit, the Commissioner shall recalculate the monthly payments of principal and interest under the Phase 1 Note such that such monthly payments shall amortize the then remaining principal balance over the remaining term of the Phase 1 Note.

(E ) (i) Notwithstanding the foregoing, if, as a result of the Job Audit conducted in accordance with Section 2.17(B), the Commissioner determines that the Applicant has met its Employment Obligation but that the average annual W-2 compensation of full-time employees created and retained is less than the Threshold Salary, any Forgiveness Credit for which the Applicant would otherwise be eligible to receive pursuant to Section 2.17(D) above shall be reduced by a number equal to the result of the following formula: (the difference between the Baseline Salary and the actual average annual W-2 compensation of full-time employees created and retained) divided by the Baseline Salary, and multiplied by the Forgiveness Credit the Applicant is otherwise eligible to receive. For Example, if the Applicant met its Employment Obligation of 703 jobs created and retained for a period of twenty-four (24) consecutive months and, based on the Job Audit, it is determined that the Company had an actual annual W-2 compensation of $55,000.00 per eligible employee, then the following would be the calculation for the reduction in the Forgiveness Credit:  ($65,000.00 -$55,000.00/$$65,000.00 multiplied by $2,000,000.00 = $307,692.31 Therefore, the actual adjusted Forgiveness Credit would be $1,692,307.69 (i.e. $2,000,000.00 less $ 307,692.31).

Section 2.10 of the Assistance Agreement are hereby deleted and replaced with the following:

 I.        Indemnification

For purposes of this Agreement, “Claims” means all actions, suits, claims, demands, investigations and proceedings of any kind, open, pending or threatened, whether mature, unmatured, contingent, , at law or in equity, in any forum. “Records” means all working papers and such other information and materials as may have been accumulated by the Applicant in performing the Agreement, including but not limited to, documents, data, plans, books, computations, drawings, specifications, notes, reports, records, estimates, summaries and correspondence, kept or stored in any form. “Goods” means all things which are movable at the time that the Contract is effective and which includes, without limiting this definition, supplies, materials and equipment.

(A)The Contractor shall indemnify, defend and hold harmless the State and its officers, representatives, agents, servants, employees, successors and assigns from and against any and all (1) Claims arising, directly or indirectly, in connection with the Contract, including the acts of commission or omission (collectively, the “Acts”) of the Contractor or Contractor Parties; and (2) liabilities, damages, losses, costs and expenses, including but not limited to, attorneys’ and other professionals’ fees, arising directly in connection with Claims, Acts, or the Contract. The Contractor shall use counsel reasonably acceptable to the State in carrying out its obligations under this section. The Contractor’s obligations under this section to indemnify, defend and hold harmless against Claims includes Claims concerning (i) the confidentiality of any part of or all of the Contractor’s bid or proposal, and (ii) Records, intellectual property rights, other proprietary rights of any person or entity, copyrighted or uncopyrighted compositions, secret processes, patented or unpatented inventions, or Goods furnished or used in the performance of the Contract.
(B)The Contractor shall not be responsible for indemnifying or holding the State harmless from any liability solely from the negligence of the State or any other person or entity acting under the direct control or supervision of the State.
(C)The Contractor shall reimburse the State for any and all damages to the real or personal property of the State caused by the Acts of the Contractor or any Contractor Parties. The State shall give the Contractor reasonable notice of any such Claims; provided, however, that Contractor’s aggregate liability under this Section 2.10 shall be limited to One Million, and No/100 United States Dollars ($1,000,000.00)
(D)The Contractor’s duties under this section shall remain fully in effect and binding in accordance with the terms and conditions of the Contract, without being lessened or compromised in any way, even where the Contractor is alleged or is found to have merely contributed in part to the Acts giving rise to the Claims and/or where the State is alleged or is found to have merely contributed in part to the Acts giving rise to the Claims.
(E)The Contractor shall carry and maintain at all times during the term of the Contract, and during the time that any provisions survive the term of the Contract, sufficient general liability insurance to satisfy its obligations under this Contract. The Contractor shall cause the State to be named as an additional insured on the policy and shall provide (1) a certificate of insurance, (2) the declaration page and (3) the additional insured endorsement to the policy to Connecticut Department of Economic and Community Development (“DECD”) all in an electronic format acceptable to DECD prior to the Effective Date of the Contract evidencing that the State is an additional insured. The Contractor shall not begin performance until the delivery of these three (3) documents to DECD. Contractor shall provide an annual electronic update of the three (3) documents to DECD on or before each anniversary of the Effective Date during the Contract term. State shall be entitled to recover under the insurance policy even if a body of competent jurisdiction determines that State is contributorily negligent.

(F)The Applicant hereby agrees to indemnify and hold harmless the State from and against any liabilities, losses, damages, costs, or expenses, including attorneys' fees, arising out of or in connection with the presence of hazardous waste relating to the Project (or the Collateral, as more fully described in Section 2.23 below if any), or any lien or claim under Conn. Gen. Stat. § 22a-452a, as amended, or other federal, state, or municipal statute, regulation, rule, law, or proceeding relating to environmental matters. Such indemnity shall survive payment in full of the Funding, and termination and/or release of the Project Documents and/or foreclosure of the Mortgage or realization on the Collateral (if any).
(G)This section shall survive the Termination of the Contract and shall not be limited by reason of any insurance coverage.
(H)For purposes of this Agreement, “Contractor Party”, “Contractor Parties”, “Applicant Party”, or “Applicant Parties” shall mean a Contractor’s members, directors, officers, shareholders, partners, managers, principal officers, representatives, agents, servants, consultants, employees or any one of them or any other person or entity with whom the Contractor is in privity of oral or written contract (e.g. subcontractor) and the Contractor intends for such other person or entity to perform under the Contract in any capacity. For the purpose of this Contract, vendors of support services, not otherwise known as human service providers or educators, shall not be considered subcontractors, e.g. lawn care, unless such activity is considered part of a training, vocational or educational program.

II. Compliance with Laws, Regulations, Rules, and Executive Orders. In the administration and execution of the Project, the Applicant shall comply with all applicable State and Federal laws and municipal ordinances in satisfying their obligations to the state under and pursuant to the agreement, including, but not limited to, (1) Connecticut General Statutes Title 1, Chapter 10, concerning the State’s Codes of Ethics and (2) Title 4a concerning State purchasing, including, but not limited to section 22a-194a concerning the use of polystyrene foam. Failure to do so shall constitute an Instance of Default by the Applicant under this Agreement.

(a)	Non-discrimination.

(A) For purposes of this Section, the following terms are defined as follows:

1.“Commission” means the Commission on Human Rights and Opportunities;
2.“Contract” and “contract” means the Agreement and includes any amendments  of the Agreement;
3.“Contractor” and “contractor” include any successors or assigns of the Contractor or contractor;
4.“Gender identity or expression” means a person’s gender-related identity, appearance or behavior, whether or not that gender-related identity, appearance or behavior is different from that traditionally associated with the person’s physiology or assigned sex at birth, which gender-related identity can be shown by providing evidence including, but not limited to, medical history, care or treatment of the gender-related identity, consistent and uniform assertion of the gender-related identity or any other evidence that the gender-related identity is sincerely held, part of a person’s core identity or not being asserted for an improper purpose.
5.“good faith” means that degree of diligence which a reasonable person would exercise in the performance of legal duties and obligations;
6.“good faith efforts” shall include, but not be limited to, those reasonable initial efforts necessary to comply with statutory or regulatory requirements and additional or substituted efforts when it is determined that such initial efforts will not be sufficient to comply with such requirements;
7.“marital status” means being single, married as recognized by the State of Connecticut, widowed, separated or divorced;
8.“mental disability” means one or more mental disorders, as defined in the most recent edition of the American Psychiatric Association’s “Diagnostic and Statistical Manual of Mental Disorders”, or a record of or regarding a person as having one or more such disorders;
9.“minority business enterprise” means any small contractor or supplier of materials fifty-one percent or more of the capital stock, if any, or assets of which is owned by a person or persons: (1) who are active in the daily affairs of the enterprise, (2) who have the power to direct the management and policies of the enterprise, and (3) who are members of a minority, as such term is defined in subsection (a) of Conn. Gen. Stat. § 32-9n; and
10.“public works contract” means any agreement between any individual, firm or corporation and the State or any political subdivision of the State other than a municipality for construction, rehabilitation, conversion, extension, demolition or repair of a public building, highway or other changes or improvements in real property, or which is financed in whole or in part by the State, including, but not limited to, matching expenditures, grants, loans, insurance or guarantees.

For purposes of this Section, the terms “Contract” and “contract” do not include a contract where each contractor is (1) a political subdivision of the state, including, but not limited to, a municipality, unless the contract is a municipal public works contract or quasi-public agency project contract, (2) any other state, including but not limited to any federally recognized Indian tribal governments, as defined in Conn. Gen. Stat. § 1-267, (3) the federal government, (4) a foreign government, or (5) an agency of a subdivision, agency, state or government described in the immediately preceding enumerated items (1), (2), (3), or (4).

(B)

(1)The Contractor agrees and warrants that in the performance of the Contract such Contractor will not discriminate or permit discrimination against any person or group of persons on the grounds of race, color, religious creed, age, marital status, national origin, ancestry, sex, gender identity or expression, status of a veteran, intellectual disability, mental disability or physical disability, including, but not limited to, blindness, unless it is shown by such Contractor that such disability prevents performance of the work involved, in any manner prohibited by the laws of the United States or of the State of Connecticut; and the Contractor further agrees to take affirmative action to ensure that applicants with job-related qualifications are employed and that employees are treated when employed without regard to their race, color, religious creed, age, marital status, national origin, ancestry, sex, gender identity or expression, status of a veteran, intellectual disability, mental disability or physical disability, including, but not limited to, blindness, unless it is shown by the Contractor that such disability prevents performance of the work involved; (2) the Contractor agrees, in all solicitations or advertisements for employees placed by or on behalf of the Contractor, to state that it is an “affirmative action-equal opportunity employer” in accordance with regulations adopted by the Commission; (3) the Contractor agrees to provide each labor union or representative of workers with which the Contractor has a collective bargaining agreement or other contract or understanding and each vendor with which the Contractor has a contract or understanding, a notice to be provided by the Commission, advising the labor union or workers’ representative of the Contractor’s commitments under this Section and to post copies of the notice in conspicuous places available to employees and applicants for employment; (4) the Contractor agrees to comply with each provision of this Section and Conn. Gen. Stat. §§ 46a-68e and 46a-68f and with each regulation or relevant order issued by said Commission pursuant to Conn. Gen. Stat. §§ 46a-56, 46a-68e and 46a-68f; and (5) the Contractor agrees to provide the Commission on Human Rights and Opportunities with such information requested by the Commission, and permit access to pertinent books, records and accounts, concerning the employment practices and procedures of the Contractor as relate to the provisions of this Section and Conn. Gen. Stat. § 46a-56. If the contract is a public works contract, municipal public works contract or contract for a quasi-public agency project, the Contractor agrees and warrants that he will make good faith efforts to employ minority business enterprises as subcontractors and suppliers of materials on such public works projects.

(C)Determination of the Contractor’s good faith efforts shall include, but shall not be limited to, the following factors: The Contractor’s employment and subcontracting policies, patterns and practices; affirmative advertising, recruitment and training; technical assistance activities and such other reasonable activities or efforts as the Commission may prescribe that are designed to ensure the participation of minority business enterprises in public works projects.

(D) The Contractor shall develop and maintain adequate documentation, in a manner prescribed by the Commission, of its good faith efforts.

(E)The Contractor shall include the provisions of subsection (B) of this Section in every subcontract or purchase order entered into in order to fulfill any obligation of a contract with the State and in every subcontract entered into in order to fulfill any obligation or a municipal public works contract for a quasi-public agency project, and such provisions shall be binding on a subcontractor, vendor or manufacturer unless exempted by regulations or orders of the Commission. The Contractor shall take such action with respect to any such subcontract or purchase order as the Commission may direct as a means of enforcing such provisions including sanctions for noncompliance in accordance with Conn. Gen. Stat. §46a-56, as amended; provided if such Contractor becomes involved in, or is threatened with, litigation with a subcontractor or vendor as a result of such direction by the Commission regarding a State contract, the Contractor may request the State of Connecticut to enter into any such litigation or negotiation prior thereto to protect the interests of the State and the State may so enter.

(F) The Contractor agrees to comply with the regulations referred to in this Section as they exist on the date of this Contract and as they may be adopted or amended from time to time during the term of this Contract and any amendments thereto.

(G)

(1)The Contractor agrees and warrants that in the performance of the Contract such Contractor will not discriminate or permit discrimination against any person or group of persons on the grounds of sexual orientation, in any manner prohibited by the laws of the United States or the State of Connecticut, and that employees are treated when employed without regard to their sexual orientation; (2) the Contractor agrees to provide each labor union or representative of workers with which such Contractor has a collective bargaining agreement or other contract or understanding and each vendor with which such Contractor has a contract or understanding, a notice to be provided by the Commission on Human Rights and Opportunities advising the labor union or workers’ representative of the Contractor’s commitments under this Section, and to post copies of the notice in conspicuous places available to employees and applicants for employment; (3) the Contractor agrees to comply with each provision of this Section and with each regulation or relevant order issued by said Commission pursuant to Conn. Gen. Stat. § 46a-56; and (4) the Contractor agrees to provide the Commission on Human Rights and Opportunities with such information requested by the Commission, and permit access to pertinent books, records and accounts, concerning the employment practices and procedures of the Contractor which relate to the provisions of this Section and Conn. Gen. Stat. § 46a-56.

(H)The Contractor shall include the provisions of the foregoing paragraph in every subcontract or purchase order entered into in order to fulfill any obligation of a contract with the State and such provisions shall be binding on a subcontractor, vendor or manufacturer unless exempted by regulations or orders of the Commission. The Contractor shall take such action with respect to any such subcontract or purchase order as the Commission may direct as a means of enforcing such provisions including sanctions for noncompliance in accordance with Conn. Gen. Stat. § 46a-56, as amended; provided, if such Contractor becomes involved in, or is threatened with, litigation with a subcontractor or vendor as a result of such direction by the Commission regarding a State contract, the Contractor may request the State of Connecticut to enter into any such litigation or negotiation prior thereto to protect the interests of the State and the State may so enter.

(I)Pursuant to subsection (c) of section 4a-60 and subsection (b) of section 4a-60a of the Connecticut General Statutes, the Contractor, for itself and its authorized signatory of this Contract, affirms that it understands the obligations of this section and that it will maintain a policy for the duration of the Contract to assure that the Contract will be performed in compliance with the nondiscrimination requirements of such sections. The Contractor and its authorized signatory of this Contract demonstrate their understanding of this obligation by (A) having provided an affirmative response in the required online bid or response to a proposal question which asks if the contractor understands its obligations under such sections, (B) signing this Contract, or (C) initialing this nondiscrimination affirmation in the following box: ◻

III.Freedom of Information.

1.Confidential Information. The State will afford due regard to the Applicant’s request for the protection of proprietary or confidential information which the State receives. However, all materials associated with the Agreement are subject to the terms of the Connecticut Freedom of Information Act (“FOIA”) and all corresponding rules, regulations and interpretations. In making such a request, the Applicant may not merely state generally that the materials are proprietary or confidential in nature and not, therefore, subject to release to third parties. Those particular sentences, paragraphs, pages or sections that the Applicant believes are exempt from disclosure under the FOIA must be specifically identified as such. Convincing explanation and rationale sufficient to justify each exemption consistent with the FOIA must accompany the request. The rationale and explanation must be stated in terms of the prospective harm to the competitive position of the Applicant that would result if the identified material were to be released and the reasons why the materials are legally exempt from release pursuant to the FOIA. To the extent that any other provision or part of the Agreement, the Records and the specifications, conflicts or is in any way inconsistent with this Section, this Section controls and shall apply and the conflicting provision or part shall not be given effect. If the Applicant indicates that certain documentation is submitted in confidence, by specifically and clearly marking said documentation as “CONFIDENTIAL”, the State will endeavor to keep said information confidential to the extent permitted by law. The State, however, has no obligation to initiate, prosecute or defend any legal proceeding or to seek a protective order or other similar relief to prevent disclosure of any information that is sought pursuant to a FOIA request. The Applicant shall have the burden of establishing the availability of any FOIA exemption in any proceeding where it is an issue. In no event shall the State have any liability for the disclosure of any documents or information in its possession which the State believes are required to be disclosed pursuant to the FOIA or other requirements of law.

2.	Disclosure of Records. This Agreement may be subject to the provisions of Section 1-218 of the Connecticut General Statutes. In accordance with this statute, each contract in excess of two million five hundred thousand dollars between a public agency and a person for the performance of a governmental function shall (a) provide that the public agency is entitled to receive a copy of records and files related to the performance of the governmental function, and (b) indicate that such records and files are subject to FOIA and may be disclosed by the public agency pursuant to FOIA. No request to inspect or copy such records or files shall be valid unless the request is made to the public agency in accordance with FOIA. Any complaint by a person who is denied the right to inspect or copy such records or files shall be brought to the Freedom of Information Commission in accordance with the provisions of Sections 1-205 and 1-206 of the Connecticut General Statutes.

IV.Whistleblowing. This Contract may be subject to the provisions of Section 4-61dd of the Connecticut General Statutes if the amount of this Contract is a “large state contract” as that term is defined in such statute. In accordance with this statute, if an officer, employee or appointing authority of the Contractor takes or threatens to take any personnel action against any employee of the Contractor in retaliation for such employee's disclosure of information to any employee of the contracting state or quasi-public agency or the Auditors of Public Accounts or the Attorney General under the provisions of such statute, the Contractor shall be liable for a civil penalty of not more than five thousand dollars ($5,000) for each offense, up to a maximum of twenty percent (20%) of the value of this Contract. Each violation shall be a separate and distinct offense and in the case of a continuing violation, each calendar day's continuance of the violation shall be deemed to be a separate and distinct offense. The State may request that the Attorney General bring a civil action in the Superior Court for the Judicial District of Hartford to seek imposition and recovery of such civil penalty. In accordance with such statute, each large state contractor, as defined in the statute, shall post a notice of relevant sections of the statute relating to large state contractors in a conspicuous place which is readily available for viewing by the employees of the Contractor.

V.Executive Orders and Other Enactments.

(a)	All references in this Agreement to any Federal, State, or local law, statute, public or special act, executive order, ordinance, regulation or code (collectively, “Enactments”) shall mean Enactments that apply to the Agreement at any time during its term, or that may be made applicable to the Agreement during its term. This Agreement shall always be read and interpreted in accordance with the latest applicable wording and requirements of the Enactments. Unless otherwise provided by Enactments, the Applicant is not relieved of its obligation to perform under this Agreement if it chooses to contest the applicability of the Enactments or the DECD’S authority to require compliance with the Enactments.
(b)	This Agreement is subject to the provisions of Executive Order No. Three of Governor Thomas J. Meskill, promulgated June 16, 1971, concerning labor employment practices, Executive Order No. Seventeen of Governor Thomas J. Meskill, promulgated February 15, 1973, concerning the listing of employment openings and Executive Order No. Sixteen of Governor John G. Rowland promulgated August 4, 1999, concerning violence in the workplace, all of which are incorporated into and are made a part of this Agreement as if they had been fully set forth in it.
(c)	This Agreement may be subject to (1) Executive Order No. 14 of Governor M. Jodi Rell, promulgated April 17, 2006, concerning procurement of cleaning products and services; and (2) Executive Order No. 61 of Governor Dannel P. Malloy promulgated December 13, 2017 concerning the Policy for the Management of State Information Technology Projects, as issued by the Office of Policy and Management, Policy ID IT-SDLC-17-04. If any of the Executive Orders referenced in this subsection is applicable, it is deemed to be incorporated into and made a part of this Agreement as if fully set forth in it.

VI.Campaign Contribution Restriction. For all State contracts, defined in section 9-612 of the Connecticut General Statutes as having a value in a calendar year of $50,000 or more, or a combination or series of such agreements or contracts having a value of $100,000 or more, the authorized signatory to this Contract represents that they have received the State Elections Enforcement Commission’s notice advising state contractors of state campaign contribution and solicitation prohibitions, and will inform its principals of the contents of the notice.

VII Taxes. The Applicant has filed all federal, state, and municipal income and other tax returns which are required to be followed, and has paid, or made provision for the payment of, all taxes which have become due pursuant to said returns, except such taxes, if any, which are being negotiated in good faith as to which adequate reserves have been paid.

VIII. Relocation. The Applicant shall not relocate all of its 3 Great Pasture Road, Danbury CT and 539 Technology Park Drive Torrington, CT operations to a location outside of the State prior to the date that is twelve (12) years after the Effective Date (October 19, 2015)of the Original Assistance Agreement) or during the term of the Loan, whichever is longer (the “Non-Relocation Period”). If the Applicant relocates such operations within the State during such period, it shall offer employment at the new location to its employees from the original location if such employment is available. The Applicant shall provide written notification to the Commissioner of any proposed relocation prior to any public announcement. If the Applicant relocates its operations within the State to a municipality that is not eligible for URA Tax Credits, any unearned/future tax credits shall be revoked.

If the Applicant, or its successors or assigns, relocates any of their applicable operations outside of Connecticut during the Non-Relocation Period,  all Tax Credits which have not been claimed or otherwise sold or assigned by the Applicant to third parties as of the date of such relocation shall be forfeited.  In addition the full amount of the financial assistance received, including any forgiveness provided, from the State, shall become immediately due and payable, together with liquidated damages equal to seven and one-half (7.50%) percent of the original amount of the Funding including all Tax Credits either used by the Applicant or sold or otherwise assigned by the Applicant to third parties. The Applicant shall be required to return to the Commissioner any certificates for Tax Credits not then utilized or sold or otherwise assigned by the Applicant to third parties. For purposes of clarity, the provisions of this Section shall not preclude the Applicant from relocating certain job functions, component production or research facilities outside the State, provided he Applicant (i) maintains employment levels required herein; (ii) maintains the 3 Great Pasture Road, Danbury and 539 Technology Park Drive, Torrington facilities; and (iii)maintains its corporate facilities within the State of Connecticut.

The Applicant shall provide written notification to the Commissioner of DECD of its proposed relocation prior to ay public announcement.

3.    Sub Section C of Section 5.18 of the Assistance Agreement is deleted in its entirety and the following 2 sub sections  are hereby substituted:

C.  Upon termination of this Agreement, all rights and obligations shall be null and void, so that no party shall have any further rights or obligations to any other party, except with respect to the sections which survive termination. All representations, warranties, agreements and rights of the parties under this Agreement shall survive such termination to the extent not otherwise limited in the Agreement and without each one of them having to be specifically mentioned in the Agreement.

D.  Notwithstanding any such expiration or termination of this Agreement, all indemnity rights set forth  in this Agreement or in any of the other Project Documents shall survive such expiration or termination.

4.Section 5.5 of the Agreement is hereby modified by changing the address of the DECD as follows: State of Connecticut, Department of Economic and Community development, 450 Columbus Boulevard, Suite 5, Hartford, CT 06103-1843.

5. Effect of Amendment. State and Applicant hereby agree and acknowledge that,

except as provided by this Amendment, the Agreement as amended by the First and Second Amendment to Assistance Agreement, remains in full force and effect, it being the intention of State and Applicant that this Amendment and the Agreement as amended by the Amendment be read, construed and interpreted as one and the same instrument.

6.References to Loan Documents. Each of the documents executed in connection with the Loan (the “Loan Documents”) are hereby modified to the extent that all references therein to and descriptions therein of the Loan and the Agreement shall be deemed to refer to and describe the Loan and the Agreement as modified by this Amendment.

7.Confirmation of Security Interest. Applicant does hereby expressly ratify, confirm, and restate the conveyance and grant of liens, security interests and other encumbrances in the collateral provided as security for the Loan pursuant to the Mortgage and Security Agreement and all other Loan Documents.

8. Representations and Warranties.

(a)The execution, delivery and performance of this Amendment and all other documents executed in connection herewith have been duly authorized by all necessary action of Applicant and are within its power and will not result in a violation of its certificate of corporation or the bylaws of the corporation, if and as amended.

(b)Applicant is not in material default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in the Agreement or any other agreement, document or instrument to which it is a party or by which it or its properties and assets are bound which would materially adversely affect its financial condition.

(c)Every other term, agreement, covenant, obligation, condition and provision contained in the Agreement, the Mortgage and the other Loan Documents shall continue in full force and effect, except as modified herein, and as so modified are hereby ratified and confirmed.

9.Governing Law. This Amendment shall be construed and enforced in accordance with and governed by the laws of the State of Connecticut.

10.Benefit. This Amendment shall inure to the benefits of and bind the parties hereto and their respective successors and assigns.

11. Fees and Expenses. Applicant agrees to pay the reasonable legal and other fees,

commissions, costs, charges, taxes and other expenses, including, but not limited to, fees and disbursements of the State’s counsel, charges for title insurance endorsements, and all recording fees and charges the State incurred in the preparation, execution and delivery of this Amendment and all other documents executed in connection herewith.

IN WITNESS WHEREOF, the parties hereto make and enter into this Amendment.

FUELCELL ENERGY, INC.

By: /s/ Michael Bishop

Name: Michael Bishop

Title: Chief Financial Officer & Executive Vice President, Duly Authorized

Dated: April 20, 2023

STATE OF CONNECTICUT

DEPARTMENT OF ECONOMIC

AND COMMUNITY DEVELOPMENT

By:  /s/ Robert Hotaling

Robert Hotaling

Deputy Commissioner

Duly Authorized

Dated: April 25, 2023

Approved as to Form:

OFFICE OF THE ATTORNEY GENERAL

By ___/s/ Jeffrey Zeman____________________

Name: Jeffrey Zeman

Title: ___________________

Date: May18, 2023